Exhibit 1
FOR IMMEDIATE RELEASE
August 4, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Adjustments in Financial Forecasts
     Nissin Co., Ltd. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts which were made public on May 9, 2005, at the time of the announcement of Condensed Statement of Financial Results for the Year Ended March 31, 2005.
1. Adjustments in interim financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

(1) Consolidated	(Units: Millions of Yen except percentages)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	24,208	3,864	2,040
Revised Projections (B)	25,144	4,062	2,974
Difference (B-A)	936	198	934
Percent Change (%)	3.9	5.1	45.8
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	20,813	4,770	6,054

(2) Non-consolidated	(Units: Millions of Yen except percentages)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	16,241	3,210	1,886
Revised Projections (B)	16,241	3,281	2,678
Difference (B-A)	—	71	792
Percent Change (%)	—	2.2	41.9
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	16,805	4,432	4,567
(3) Reasons for the adjustments in interim financial forecasts (Japanese GAAP)
i.	Consolidated

In our loan servicing business, purchases of loans receivable and real estate for sale exceed our initial projections, and revenue from purchased loans is expected to increase from the second quarter onward. As a result, the Company has revised its operating revenue and ordinary income forecasts as stated above.

Regarding net income, in addition to reasons mentioned above, special gains were recognized for the sale of portions of our holdings of shares, such as shares of TransDigital Inc. (JASDAQ:9712). As a result, gains on sales of investment securities of ¥683 million were recognized in the first quarter, and we expect to recognize ¥560 million in the second quarter, therefore the Company has revised upward its interim financial forecasts.
ii.	Non-consolidated

The Company expects its operating revenue and ordinary income to be generally in line with initial projections. Regarding net income, the Company recognized ¥1,217 million in gains on sales of investment securities as special gain, due to the sell-off of a portion of shares of TransDigital Inc. (JASDAQ:9712), to NIS Securities Co., Ltd., a consolidated subsidiary of the Company, and other portions of our holdings of shares in the first quarter. We also expect to recognize ¥115 million in the second quarter, and as a result the Company has revised upward its financial forecasts.
2. Adjustments in full year financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

(1) Consolidated	(Units: Millions of Yen except percentages)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	55,900	11,203	6,182
Revised Projections (B)	58,465	11,678	7,126
Difference (B-A)	2,565	475	944
Percent Change (%)	4.6	4.2	15.3
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	45,867	8,592	6,525

(2) Non-consolidated	(Units: Millions of Yen except percentages)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	34,019	8,352	4,912
Revised Projections (B)	34,062	8,352	5,616
Difference (B-A)	43	—	704
Percent Change (%)	0.1	—	14.3
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	32,370	7,989	6,279
(3) Reasons for the adjustments in full year financial forecasts (Japanese GAAP)
i.	Consolidated

The Company expects revenue from purchased loans in our loan servicing business to increase.

ii.	Non-consolidated

The Company expects its operating revenue and ordinary income to be generally in line with initial projections. Regarding net income, the Company has revised its full year forecasts for the same reasons as for the adjustments to the interim financial forecasts.
3.	Statements About Future Projections

These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.